Exhibit 99.1

General Cable Completes Refinancing of Senior Secured Credit Facility

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--July 25, 2011--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, announced today that it has completed the refinancing of its asset-based revolving credit facility by entering into a new 5-year, $400 million asset-based revolving credit facility (the "Senior Secured Credit Facility"), maturing in 2016. The Senior Secured Credit Facility provides the Company with the ability to increase the facility size in the future by up to $100 million. The new facility also provides greater flexibility for the Company to support its global operations and address other elements of the capital structure, subject to meeting minimum availability and fixed coverage requirements. Indebtedness under the Senior Secured Credit Facility is guaranteed by certain of the Company’s U.S. and Canadian subsidiaries and is secured by a first priority security interest in certain tangible and intangible property and assets of the Company’s U.S. and Canadian subsidiaries. In order to support ongoing business requirements, portions of the Senior Secured Credit Facility will be available for the issuance of letters of credit.

Brian J. Robinson, Executive Vice President, Chief Financial Officer and Treasurer, said, "The refinancing of our Senior Secured Credit Facility in the U.S. and Canada enhances our financial flexibility to fund our working capital requirements and capitalize on global development opportunities. We are pleased to have extended our maturity profile at attractive rates and terms while at the same time increasing our global operating flexibility. Our maturity profile and capital structure are in good order following this refinancing and the convertible notes exchange offer we completed in December 2009, which resulted in the issuance of $429.5 million of Subordinated Convertible Notes due in 2029. We are well positioned and have the flexibility to continue to execute on our long-term growth strategies."

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors, risks and uncertainties are more fully discussed in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2010, filed with the Securities and Exchange Commission on February 25, 2011 and subsequent SEC filings. You are cautioned not to place undue reliance on these forward looking statements.

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684